Exhibit 5.1

August 4, 2015

Kona Grill, Inc.

7150 East Camelback Road, Suite 333

Scottsdale, Arizona 85251

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Kona Grill, Inc. (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of 1,500,000 shares of Common Stock, $.01 par value per share, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s Amended and Restated 2012 Stock Award Plan (the “Plan”). Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2.

The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maslon LLP